Exhibit 8.1

The Company’s subsidiaries are listed below. Mahjong Development Inc. and Mahjong Systems Ltd., which are the future focus of the Company, operate d/b/a as Mahjong Mania.

1. Mahjong Development Inc. was incorporated in Montreal, Quebec, Canada.

2. Mahjong Systems Ltd. is a Turks and Caicos Island Corporation, registered under the number E.33696. Its offices are located at Britannic House, Providenciales, Turks and Caicos Island, British West Indies.

3. Mahjong Systems (Cyprus) Limited is Cyprus based company.